UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 2 TO

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2004

Artisoft, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19462	86-0446453
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Cambridge Center, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 354-0600

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Artisoft, Inc. is filing this Amendment No. 2 to Current Report on Form 8-K/A to amend its Current Report on Form 8-K filed by Artisoft on October 4, 2004, as amended by that Amendment No. 1 to Current Report filed by Artisoft on Form 8-K/A on November 17, 2004.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On October 4, 2004, Artisoft filed a Current Report on Form 8-K to report, among other things, the September 28, 2004 completion of the acquisition of substantially all of the assets of Vertical Networks, Inc., other than patents and patent rights, pursuant to the terms of an asset purchase agreement entered into on September 23, 2004. The assets acquired include all of Vertical Networks’ intellectual property other than patents, patent applications and other patent rights, fixed assets, equipment, inventories, accounts receivable, rights under contracts and leases, cash and other current assets. Artisoft has also received a patent license for the use of all of Vertical Networks’ patents and patent applications other than Vertical Networks’ rights under specified patents that do not relate to the business purchased by Artisoft.

On September 28, 2004, Artisoft paid Vertical Networks $12.5 million in cash and placed an additional $1.0 million in escrow to secure Vertical Networks’ indemnification obligations to Artisoft. Artisoft is obligated to pay up to $5.5 million in cash to Vertical Networks under an earn-out provision in an amount equal to the first $5.5 million of non-refundable software license revenues received in cash by Artisoft from CVS Pharmacy, Inc. with respect to various types of Vertical Networks software to be used by CVS in connection with a rapid prescription refill project that it plans to roll out to its stores and other projects. Artisoft also assumed all liabilities of Vertical Networks other than the following specified types of liabilities: severance benefits, existing liabilities under employee benefit plans, workers compensation and other personal injury claims, transactional costs for the asset purchase, “excess parachute” and other specified taxes, specified litigation claims, directors and officers indemnification, and liabilities relating to assets retained by Vertical Networks. The estimated amount of the liabilities assumed by Artisoft, excluding acquired deferred revenue, is approximately $5.9 million.

Artisoft has hired substantially all of Vertical Networks’ 64 employees on an at-will basis. Scott K. Pickett, Vertical Networks’ founder, will serve as Artisoft’s Chief Technology Officer. Artisoft has agreed to either provide to such new employees benefits that are comparable to those of similarly situated Artisoft employees or, at Artisoft’s election, continue their current benefits.

The acquisition was financed with a portion of the proceeds from the stock purchase agreement and financing described in “Item 1.01. Entry into a Material Definitive Agreement” in the Current Report on Form 8-K filed by Artisoft on October 4, 2004, and as amended by the Current Report on Form 8-K/A filed on November 17, 2004.

The purpose of this amendment to Current Report on Form 8-K is to provide the historical and pro forma financial statements of Vertical Networks, Inc., which were not included in the Form 8-K filed on October 4, 2004, or in the Form 8-K/A filed on November 17, 2004.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

The following financial statements of Vertical Networks, Inc. are filed herewith:

•	Report of Independent Auditors

•	Audited Consolidated Balance Sheets as of December 31, 2003 and December 31, 2002.

•	Audited Consolidated Statements of Operations for the years ended December 31, 2003, December 31, 2002, and December 31, 2001

•	Audited Consolidated Statements of Redeemable Convertible Preferred Stock and Shareholder’s Deficit for the years ended December 31, 2003, December 31, 2002 and December 31, 2001.

•	Audited Consolidated Statement of Cash Flows for the years ended December 31, 2003, December 31, 2002 and December 31, 2001.

•	Notes to Audited Consolidated Financial Statements

•	Unaudited Consolidated Balance Sheet as of June 30, 2004

•	Unaudited Consolidated Statement of Operations for the six months ended June 30, 2004 and June 30, 2003

•	Unaudited Consolidated Statements of Cash Flows for the Six months ended June 30, 2004 and June 30, 2003

•	Notes to Unaudited Consolidated Financial Statements

(b)	Pro Forma financial information

The following unaudited pro forma information is filed herewith:

•	Unaudited Pro Forma Combined Balance Sheet as of June 30, 2004

•	Unaudited Pro Forma Combined Statement of Operations for the year ended June 30, 2004

•	Notes to Unaudited Pro Forma Combined Financial Statements

(c)	Exhibits

10.01	Stock Purchase Agreement, dated September 28, 2004 among Artisoft, Inc. and the Investors set forth therein.*

10.02	Consent, Waiver and Amendment Agreement dated September 25, 2004 among Artisoft, Inc. and the shareholders of Artisoft named therein. *

10.03	Amendment to the 2004 Stock Incentive Plan. *

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants for Vertical Networks Inc (filed herewith).

*	Previously filed as an exhibit to the Registrant’s Current Report on Form 8-K filed on October 4, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTISOFT, INC.

Date: April 20, 2005	By:	/s/ DUNCAN G. PERRY
Duncan G. Perry
Chief Financial Officer

Financial Statements of Business Acquired

Vertical Networks

Incorporated

Consolidated Financial Statements

December 31,2003 and 2002 and 2001

Report of Independent Auditors

To the Board of Directors and Shareholders of Vertical Networks Incorporated

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of redeemable convertible preferred stock and shareholders’ deficit and of cash flows present fairly, in all material respects, the financial position of Vertical Networks Incorporated and its subsidiary at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has been dependent upon external financing to date and has suffered recurring losses since inception and has an accumulated deficit at December 31, 2003, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PricewaterhouseCoopers LLP

San Jose, California

September 21, 2004

Vertical Networks Incorporated

Consolidated Balance Sheets

	December 31,
	2003	2002
Assets
Current assets
Cash and cash equivalents	$1,149,000	$2,565,000
Accounts receivable, net	4,680,000	14,630,000
Inventory	964,000	828,000
Prepaid expenses and other current assets	963,000	4,796,000
Notes receivable from officers	676,000	642,000

Total current assets	8,432,000	23,461,000
Property and equipment, net	530,000	732,000
Other assets	223,000	460,000

Total assets	$9,185,000	$24,653,000

Liabilities, Redeemable Convertible Preferred Stock and Shareholders’ Deficit
Current liabilities
Borrowings	$1,180,000	$4,999,000
Capital lease obligations, current	—	22,000
Accounts payable	1,659,000	6,660,000
Accrued expenses and other current liabilities	1,369,000	2,491,000
Deferred revenue, current	2,305,000	8,051,000

Total current liabilities	6,513,000	22,223,000
Capital lease obligations, noncurrent
Deferred revenue, noncurrent	5,490,000	6,860,000

Total Liabilities	12,003,000	29,083,000

Commitments and contingencies (Note 6)
Redeemable convertible preferred stock, no par value; 36,505,021 and 66,352,665 shares authorized; 35,766,633 and 60,726,300 shares issued and outstanding at December 31, 2003 and 2002 and 2001, respectively (Aggregate liquidation value of $42,000,000 and $118,974,000 at December 31, 2003 and 2002 and 2001)	25,053,000	116,715,000

Shareholders’ deficit
Common stock, no par value; 115,700,000 shares authorized; 54,195,148 and 11,980,489 and 11,994,179 shares issued and outstanding at December 31, 2003 and 2002 and 2001, respectively	97,957,000	946,000
Deferred stock-based compensation	(160,000)
Convertible preferred stock warrants	350,000	350,000
Accumulated deficit	(126,018,000)	(122,441,000)

Total shareholders’ deficit	(27,871,000)	(121,145,000)

Total liabilities, redeemable convertible preferred stock and shareholders’ deficit	$9,185,000	$24,653,000

The accompanying notes are an integral part of these consolidated financial statements.

Vertical Networks incorporated

Consolidated Statements of Operations

	Years Ended December 31,
	2003	2002	2001
Revenue	$26,346,000	$17,005,000	$14,708,000
Cost of revenue	13,889,000	11,414,000	13,966,000

Gross profit	12,457,000	5,591,000	742,000

Operating expenses
Research and development	6,239,000	7,693,000	8,374,000
Sales and marketing	6,067,000	8,128,000	11,026,000
General and administrative	3,652,000	3,659,000	4,729,000

Total operating expenses	15,958,000	19,480,000	24,129,000

Loss from operations	(3,501,000)	(13,889,000)	(23,387,000)

Interest income	37,000	82,000	533,000
Interest expense	(131,000)	(100,000)	(155,000)
Other income (expense), net	18,000	(4,000)	(18,000)

Total other income (expense)	(76,000)	(22,000)	360,000

Net loss	$(3,577,000)	$(13,911,000)	$(23,027,000)

The accompanying notes are an integral part of these consolidated financial statements.

Vertical Networks Incorporated

Consolidated Statements of Redeemable Convertible Preferred Stock and Shareholders’ Deficit

	Redeemable Convertible Preferred Stock		Common Stock		Deferred Stock-Based Compensation	Convertible Preferred Stock Warrants	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2001	60,726,300	$116,715,000	11,994,179	$846,000	—	$350,000	$(108,530,000)	$(107,334,000)
Stock options exercised			82,735	41,000	—	—	—	41,000
Common stock repurchased			(96,425)	(42,000)	—	—	—	(42,000)
Stock based compensation relating to the issuance of stock options to non-employees for services				101,000	—	—	—	101,000
Net loss							(13,911,000)	(13,911,000)

Balance at December 31, 2002	60,726,300	116,715,000	11,980,489	946,000		350,000	(122,441,000)	(121,145,000)
Issuance of Series AA preferred stock, net of issuance cost of $ 100,000	17,261,612	4,900,000
Conversion of Series A to F preferred stock to common stock, pursuant to Series AA preferred stock financing	(42,221,279)	(96,562,000)	42,221,279	96,562,000	—	—	—	96,562,000
Common stock repurchased			(6,620)	(4,000)	—	—	—	(4,000)
Stock based compensation relating to the issuance of stock options to non employees for services			—	84,000	—	—	—	84,000
Deferred stock-based compensation				369,000	(160,000)	—	—	209,000
Net loss							(3,577,000)	(3,577,000)

Balance at December 31, 2003	35,766,633	$25,053,000	54,195,148	$97,957,000	(160,000)	$350,000	$(126,018,000)	$(27,871,000)

The accompanying notes are an integral part of these consolidated financial statements.

Vertical Networks Incorporated

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2003	2002	2001
Cash flows from operating activities
Net loss	$(3,577,000)	$(13,911,000)	$(23,027,000)
Adjustments to reconcile net loss to net cash used in operating activities

Depreciation and amortization	460,000	759,000	1,743,000
Stock based compensation	293,000	101,000	39,000
Allowance for doubtful accounts	313,000	(72,000)	(341,000)
Interest on notes receivable from officers	(34,000)	(38,000)	(43,000)
Amortization of Warrants	—	—	22,000
Forgiveness of interest accrued on note receivable from an officer	—	31,000	—
Changes in assets and liabilities
Accounts receivable	9,637,000	(11,367,000)	(939,000)
Inventory	(136,000)	794,000	394,000
Prepaid expenses and other current assets	3,833,000	(3,958,000)	794,000
Other assets	237,000	(355,000)	—
Accounts payable	(5,001,000)	1,420,000	2,197,000
Accrued expenses and other current liabilities	(1,122,000)	(334,000)	885,000
Deferred revenue	(7,116,000)	14,599,000	(69,000)

Net cash used in operating activities	(2,213,000)	(12,331,000)	(18,345,000)

Cash flows from investing activities Purchase of property and equipment	(258,000)	(408,000)	(550,000)

Net cash used in investing activities	(258,000)	(408,000)	(550,000)

Cash flows from financing activities
Proceeds from issuance of convertible preferred stock, net of issuance costs	4,900,000	—	15,020,000
Repurchase of common stock	(4,000)	—	—
Proceeds from repayment of employee loan	—	150,000	—
Proceeds from (repayment of) short-term borrowings	(3,819,000)	4,999,000	—
Proceeds from issuance of common stock, net of issuance cost			78,000
Principal payments on borrowings	—	(399,000)	(794,000)
Principal payments on capital lease obligations	(22,000)	(369,000)	(718,000)

Net cash provided by financing activities	1,055,000	4,381,000	13,586,000

Net decrease in cash and cash equivalents	(1,416,000)	(8,358,000)	(5,309,000)
Cash and cash equivalents at beginning of year	2,565,000	10,923,000	16,233,000

Cash and cash equivalents at end of year	1,149,000	$2,565,000	$10,924,000

Supplemental noncash investing and financing activities
Cash paid for interest	$155,000	$95,000	$133,000

The accompanying notes are an integral part of these consolidated financial statements.

Vertical Networks Incorporated

Notes to Consolidated Financial Statements

1.	The Company and Summary of Significant Accounting Policies

The Company

Vertical Networks Incorporated (the “Company”) was incorporated in California in 1996 and is a provider of integrated voice and data systems. The Company believes it has developed a comprehensive solution to simplify the communications network of remote branch offices of large enterprises as well as for small businesses.

Liquidity and Capital Resources

The Company has been successful in completing several rounds of private equity financing. However, the Company has incurred substantial losses and negative cash flows from operations in every fiscal period since inception. For the year ended December 31, 2003, the Company incurred a net loss of approximately $3.4 million and negative cash flows from operations of approximately $2.2 million. As of December 31, 2003, the Company had an accumulated deficit of approximately $125.8 million. Management expects operating losses and negative cash flows to continue for the foreseeable future. These factors could affect operating results adversely and raise substantial doubt about the Company’s ability to continue as a going concern.

If necessary, management will seek to obtain additional capital through the issuance of additional private equity and/or debt financing. Failure to raise additional capital may require the Company to modify, delay or abandon some of its planned future development and expenditures, which could have a material adverse effect on the Company’s business, operating results and financial condition. There is no assurance that management will be successful in raising additional capital. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Principles of Consolidation

In September 1999, the Company opened a wholly owned sales subsidiary incorporated in Germany to provide marketing, distribution and support of products and services in Europe. This subsidiary is currently not trading. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, accounts receivable, other receivables, notes receivable from officers, borrowings, accounts payable, and capital lease obligations approximates their fair values due to either the short-term maturity or the prevailing interest rates of the related instruments. The Company does not hold or issue financial instruments for trading purposes.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity, or a remaining maturity at the time of purchase, of three months or less to be cash equivalents. At December 31, 2003 and 2002, cash equivalents include $68,000 and $230,000, respectively, of money market funds.

Vertical Networks Incorporated

Notes to Consolidated Financial Statements

Revenue Recognition

Revenue from product sales is recognized when persuasive evidence of an arrangement exists, the fee is fixed or determinable, collectibility is reasonably assured and, if applicable, customer acceptance has occurred, which is generally 30 days from shipment. Revenue from the sale of products where the Company is required to perform installation services is recognized upon completion of the installation. The Company provides for estimated costs that may be incurred for products’ warranties and returns and allowances, based on the Company’s historical experience, at the time revenue is recognized. Software subscriptions and maintenance revenues are recognized over the term of the related agreement.

Deferred Revenue

Deferred revenue includes product sales that have been shipped for which revenue has not been recognized principally due to customers having rights of return, which generally extends for a period of 30 days from the shipment date. Deferred revenue also includes payments received in advance of products shipped or services performed.

Deferred Cost of Revenue

Deferred cost of revenue includes the inventory costs relating to inventory shipped to customers where the related revenue has been deferred and is included as a component of prepaid expenses and other current assets.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable which are not collateralized. The Company places its cash and cash equivalents with financial institutions that management believes are credit worthy. The Company’s trade accounts receivable are derived mainly from revenue earned from customers located in the United States and Canada. The Company performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral from its customers. At December 31, 2003, two customers accounted for 66% and 20% of total accounts receivable. At December 31, 2002, two customers accounted for 73% and 19% of total accounts receivable. For the year ended December 31, 2003, 2002 and 2001 one customer accounted for 52%, 77% and 63% of total revenue, respectively.

Inventory

Inventory is stated at the lower of cost or market value, cost being determined under the first in first out method. The Company generally purchases its inventories as a finished product from a subcontract manufacturer.

Property and Equipment

Property and equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, which range from three to five years. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful life of the related asset, typically three years. Purchased internal-use software consists primarily of amounts paid to third parties for software applications that support the Company’s computer equipment and network system. Depreciation is provided for purchased internal-use software on a straight-line basis over its useful life, generally three years. Upon disposal, the cost of the asset and related accumulated depreciation is removed from the accounts and any resulting gain or loss is included in the results of operations.

Vertical Networks incorporated

Notes to Consolidated Financial Statements

Impairment of Long-Lived Assets

The Company periodically reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the asset’s carrying amount to the estimated future undiscounted net cash flows the assets are expected to generate. A deficiency in the cash flows relative to the carrying amount is an indication of the need for write-down due to impairment. The impairment write-down would be the difference between the carrying amount and the fair value of the asset. There have been no such impairments of long-lived assets at December 31, 2003 and 2002, and 2001.

Research and Development

Research and development costs are expensed as incurred. Software development costs are capitalized after technological feasibility is established, if material. The capitalized cost is then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. To date, the period between achieving technological feasibility, using the working model approach and the general availability of such software has been short. Accordingly, software development costs qualifying for capitalization have been insignificant and no amounts have been capitalized.

Comprehensive Loss

Comprehensive loss, as defined, includes all changes in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. There were no differences between net loss and comprehensive loss for each year presented.

Segment Information

The Company operates in one disclosable segment using one measurement of profitability for its business. All long-lived assets are maintained in the United States.

Income Taxes

Income taxes are accounted for using an asset and liability approach which requires the recognition of current taxes payable or refundable and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company’s financial statements or income tax returns. The measurement of current and deferred tax liabilities and assets is based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The Company recognizes a valuation allowance against deferred tax assets when it is more likely than not that the deferred tax assets are not expected to be realized.

Vertical Networks Incorporated

Notes to Consolidated Financial Statements

Stock-Based Compensation

At December 31, 2003, the Company has a stock-based employee compensation plan, which is described more fully in Note 10. The Company accounts for the plan under SFAS 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an Amendment of FASB Statement No. 123, which allows the Company to measure stock based compensation according to the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net loss, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net loss if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Years Ended December 31,
	2003	2002	2001
Net loss, as reported	$(3,354,000)	$(13,911,000)	$(23,027,000)

Deduct: Stock-based employee compensation expense determined under fair value based method for all awards	(141,000)	(368,000)	(101,000)

Pro forma net loss	$(3,495,000)	$(14,279,000)	$(23,128,000)

The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions used for grants during the applicable periods: dividend yield of 0% for all periods; risk-free interest rates of 1.86% to 2.56% for options granted during the year ended December 31, 2003, 2.50% to 4.53% for options granted during the year ended December 31, 2002 and 3.33% to 4.86% for options granted during the year ended December 31, 2001 and a weighted average expected option term of four years for all periods.

Equity instruments issued to nonemployees are accounted for in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force abstract No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (“EITF 96-18”).

Recent Accounting Pronouncements

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS No. 150 is effective at the beginning of the first fiscal period beginning after December 15, 2003. While the effective date of certain elements of SFAS No. 150 have been deferred, the Company does not expect the adoption of SFAS No. 150 to have a material impact upon its financial position, cash flows or results of operations.

Vertical Networks Incorporated

Notes to Consolidated Financial Statements

In March 2004, the Emerging Issues Task Force reached a consensus on Issue No. 03-1, The Meaning of Other than Temporary Impairment and its Application to Certain Investments. For investments that meet the scope of this Issue, the Task Force reached the consensus that the application guidance in paragraphs 6-20 of issue No. 03-1 should be used to determine when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. The guidance also includes accounting considerations subsequent to the recognition of an other-than temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than temporary impairments. The recognition and measurement guidance in paragraphs 6-20 of this Issue should be applied to other-than temporary impairment evaluations in reporting periods beginning after June 15, 2004. The Company believes that the adoption of the EITF Issue No. 03-1 will have no material impact on its financial position, results of operations, or cash flows.

2.	Balance Sheet Components

	December 31,
	2003	2002
Accounts receivable
Accounts receivable	$5,316,000	$14,953,000
Less: Allowance for doubtful accounts	(636,000)	(323,000)

	$4,680,000	$14,630,000

Inventory
Raw materials	$168,000	$20,000
Finished goods	796,000	808,000

	$964,000	828,000

Prepaid expenses and other current assets
Prepaid expenses	$517,000	$677,000
Deferred cost of revenues	446,000	4,119,000

	963,000	$4,796,000

Property and equipment, net
Computer equipment and purchased software	$4,892,000	$4,760,000
Office equipment, furniture and fixtures	996,000	870,000
Leasehold improvements	535,000	535,000

	6,423,000	6,165,000
Less; Accumulated depreciation and amortization	(5,893,000)	(5,433,000)

	530,000	$732,000

Property and equipment includes $336,000 and $336,000 of computers and equipment under capital leases at December 31, 2003 and 2002 respectively. Accumulated amortization of assets under capital leases totaled $336,000 and $336,000 at December 31, 2003 and 2002 respectively.

Vertical Networks Incorporated

Notes to Consolidated Financial Statements

	December 31,
	2003	2002
Accrued expenses and other current liabilities
Accrued compensation	$513,000	$938,000
Accrued warranty	454,000	557,000
Accrued marketing	—	51,000
Other current liabilities	402,000	945,000

	$1,369,000	$2,491,000

Product Warranties

The Company accrues for warranty costs based on historical trends in product failure rates and the expected material costs to provide warranty services. The majority of products sold are generally covered by a warranty for periods ranging from 90 days to one year. The following table summarizes the activity related to the product warranty liability during the year ended December 31, 2003:

Balance at December 31, 2002	$557,000
Accrual for warranties issued during the period	902,000
Warranty usage	(1,005,000)

Balance at December 31, 2003	$454,000

The Company enters into standard indemnification agreements in the ordinary course of business. Pursuant to these agreements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified party for losses suffered or incurred by the indemnified party, generally the Company’s business partners or customers, in connection with any U.S. patent, or any copyright or other intellectual property infringement claim by any third party with respect to the Company’s services. The term of these indemnification agreements is generally perpetual any time after execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal. These indemnification agreements were grandfathered under the provisions of FIN 45 as they were in effect prior to December 31, 2002. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2003.

The Company enters into arrangements with its business partners, whereby the business partner agrees to provide services as a subcontractor for the Company’s implementations. The Company may, at its discretion and in the ordinary course of business, subcontract the performance of any of its services. Accordingly, the Company enters into standard indemnification agreements with its customers, whereby the Company indemnifies them for other acts, such as personal property damage, of its subcontractors. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has general and umbrella insurance policies that enable the Company to recover a portion of any amounts paid. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal. These arrangements were grandfathered under the provisions of FIN 45 as they were in effect prior to December 31, 2002. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2003.

Vertical Networks Incorporated

Notes to Consolidated Financial Statement

3.	Income Taxes

No provision for federal or state taxes has been recorded for the years ended December 31, 2003 and 2002 and 2001, as the Company incurred net losses in those periods.

The components of the deferred tax assets are as follows:

	December 31,
	2003	2002	2001
Deferred tax assets
Net operating loss carryforwards	$40,111,000	$37,944,000	$37,367,000
Research and development tax credits	3,919,000	3,215,000	1,915,000
Reserves, accruals and others	320,000	476,000	1,329,000
Depreciation and amortization	5,325,000	5,744,000	500,000

Deferred tax assets	49,675,000	47,379,000	41,111,000
Less: Valuation allowance	(49,675,000)	(47,379,000)	(41,111,000)

Total	$—	$—	$—

Due to uncertainty surrounding the realization, the Company has recorded a valuation allowance against its net deferred tax assets. At such time as it is determined that it is more likely than not that the deferred tax assets are realizable, the valuation allowance will be reduced.

As of December 31, 2003, the Company had federal and state net operating loss carryforwards of approximately $111,065,000 and $40,264,000, respectively. The net operating loss carryforwards will, if not utilized, expire in various amounts between 2012 and 2005, respectively.

In addition, the Company has tax credit carryforwards of approximately $2,743,000 and $1,781,000 for federal and state income tax purposes, respectively. If not utilized, the federal tax credit carryforwards will expire in various amounts beginning 2012. The state tax credit carryforwards can be carried forward indefinitely.

The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. In the event the Company has had a change in ownership, utilization of the carryforwards could be restricted.

4.	Related Party Transactions

Notes Receivable from Officers

At December 31, 2003 and 2002, the Company had full recourse notes receivable from officers of the Company totaling $676,000 and $642,000, respectively. The notes accrue interest at a rate of 5.4% per annum, are collateralized by all shares of the Company’s common stock held by the officers, and were due on March 31, 2004 or one month following termination. These notes were subsequently extended and are now due through March 2005.

During 2001, one of these officers ceased employment with the Company and, under the terms of the note agreement, repaid the note in 2002. As part of the repayment terms, interest of $31,000 previously accrued on this note was forgiven and has been reflected as compensation expense in the year ended December 31, 2002.

Vertical Networks Incorporated

Notes to Consolidated Financial Statements

5.	Borrowings

Loan and Security Agreement

In September 2002, the Company entered into a financing agreement which provides for borrowings of up to $5,000,000. Under the terms of the agreement, the Company can sell certain accounts receivable balances to the financing company. Upon transfer, the Company is advanced 80% of the receivable transferred and the remaining 20% is received upon customer payment of the full receivable. The advance is collateralized by substantially all of the Company’s assets and the financing company has the right to charge back to the Company any accounts receivable balance sold to the financing company based on certain contingencies in the financing agreement, including the right to charge back balances which remain unpaid 90 days after the invoice date. As a result, the Company has considered the guidance of SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FAS 125 and does not believe that this agreement qualifies as a transfer of financial assets and has therefore recorded the transaction as a collateralized borrowing. At December 31, 2003 and 2002, advances to the Company totaled $1,180,000 and $4,999,000, respectively.

6.	Commitments and Contingencies

Manufacturing Agreement

In March 2002, the Company terminated its manufacturing agreement with Solectron and entered into a new manufacturing agreement with Dynamic Details, Inc. (“DDI”). In connection with the new manufacturing agreement, the inventory held at Solectron was purchased by DDI and transferred to its premises. Under the terms of the manufacturing agreement, the Company is liable for the material and non-material costs incurred by DDI in connection with purchase orders issued by the Company. As of December 31, 2003, the Company has purchase commitments for inventory of approximately $1.1 million. The agreement is effective for one year, unless sooner terminated by mutual agreement and will automatically renew for successive one year periods absent notice of non-renewal by either party at least 60 days prior to the end of each term.

Leases

The Company leases office space and equipment under noncancelable operating leases with various expiration dates through 2005. Rent expense under operating leases was $521,000 and $598,000 and $928,000 for the years ended December 2003 and 2002 and 2001, respectively.

Future minimum lease payments under noncancelable operating leases are as follows:

Year Ending December 31,	Operating Leases
2004	$555,000
2005	162,000

Total minimum lease payments	$717,000

Vertical Networks Incorporated

Notes to Consolidated Financial Statements

Legal Matters

The Company is engaged in certain legal disputes and proceedings relating to intellectual property and employee relation matters arising from the ordinary course of business. No estimate of the amount of any potential loss upon resolution of these matters can be made at this time and, consequently, the Company has not accrued for any losses. An unfavorable resolution of some or all of these matters could materially affect the Company’s financial position, results of operations and cash flows.

7.	Recapitalization

In April 2003, the Company engaged in a recapitalization pursuant to which each holder of Series A, B, C, D, E and F convertible preferred stock (collectively, the “Old Preferred Stock”) was given the opportunity to invest in Series AA convertible preferred stock (“Series AA”). In addition to receiving Series AA stock, those preferred stock holders who elected to invest in Series AA, received new shares of Series A-1, B-1, C-1, D-1, E-1 and F-1 convertible preferred stock (collectively, the “New Preferred Stock”) in a stock-for-stock exchange of a portion of their Series A, B, C, D, E and F convertible preferred stock, respectively. The number of each series of the Old Preferred Stock that could be exchanged for the New Preferred Stock, and thus the portion of Old Preferred Stock that was exchanged for New Preferred Stock, was determined by the amount such holder invested in the Series AA. A holder of the Old Preferred Stock would exchange the following number of shares:

Series of Old Preferred Stock	Number of Shares of New Preferred Stock Exchanged for Old Preferred Stock on a one- for-one Basis for Every $1,000 Invested in Series AA
Series A	15,428
Series B	12,857
Series C	6,000
Series D	3,292
Series E	2,700
Series F	1,597

Any shares of the Old Preferred Stock that were not exchanged for New Preferred Stock per the foregoing table were converted into common stock on a one-for-one basis. Those holders of Old Preferred Stock that elected not to invest in Series AA therefore had their entire holding(s) of Old Preferred Stock converted into common stock.

In connection with the recapitalization, the Company received $4,900,000 in cash (net of $100,000 in issuance costs).

Vertical Networks Incorporated

Notes to Consolidated Financial Statements

Amounts converted or exchanged in the recapitalization are as follows (in thousands):

Old Preferred Stock Series	Number of Shares Originally Issued	Number of Shares of Series AA Purchased	New Preferred Stock Series	Number of Shares of New Preferred Stock:Received in Exchange	Number of Shares of CommonStock Received in Exchange
Series A	2,721,268	152,651	Series A-1	682,205	2,039,063
Series B	8,202,536	1,842,155	Series B-1	6,860,544	1,341,992
Series C	7,517,550	1,594,688	Series C-1	2,771,498	4,746,052
Series D	8,193,629	1,426,591	Series D-1	1,360,607	6,833,022
Series E	15,112,889	3,643,257	Series E-1	2,849,317	12,263,572
Series F	18,978,428	8,602,270	Series F-1	3,980,850	14,997,578

	60,726,300	17,261,612		18,505,021	42,221,279

In connection with the recapitalization and the resulting exchange of Old Preferred Stock for New Preferred Stock and common stock, the Company obtained a fair valuation of the New Preferred Stock and common stock by an external valuer and recorded a credit to common stock of $96,562,000, which represents the excess of the carrying value of the Old Preferred Stock exchanged over the estimated fair value of the New Preferred Stock and common stock received.

8. Convertible Preferred Stock

The following table summarizes convertible preferred stock at December 31, 2003:

	Shares Authorized	Shares Issued and Outstanding	Liquidation Value	Annual Dividend Per Share	Liquidation Value Per Share
Series AA	18,000,000	17,261,612	$15,000,000	$0.02	$0.87
Series A-1	682,205	682,205	239,000	0.02	0.35
Series B-1	6,860,544	6,860,544	2,882,000	0.03	0.42
Series C-1	2,771,498	2,771,498	2,494,000	0.07	0.90
Series D-1	1,360,607	1,360,607	2,231,000	0.13	1.64
Series E-1	2,849,317	2,849,317	5,699,000	0.16	2.00
Series F-1	3,980,850	3,980,850	13,455,000	0.27	3.38

	36,505,021	35,766,633	$42,000,000

Vertical Networks Incorporated

Notes to Consolidated Financial Statements

The rights, preferences, privileges and restrictions of holders of Series AA, A-1, B-1, C-l, D-1, E-1 and F-1 convertible preferred stock (“Series AA,” “Series A-I,” “Series B-1,” “Series C-1,” “Series D-1,” “Series E-1 and “Series F”, respectively) are set forth in the Company’s Amended and Restated Articles of Incorporation, as amended, and are summarized as follows:

Dividends

Holders of Series AA, A-1, B-1, C-1, D-1, E-1 and F-1 are entitled to noncumulative, preferential dividends of $0.02, $0.02, $0.03, $0.07, $0.13, $0.16 and $0.27, respectively, per share per annum when and if declared by the Board of Directors. In the event that the Company declares any dividends on the common stock, the holders of the preferred stock shall be entitled to receive, in addition to the dividends provided above, a proportionate share of any such dividend on an as converted basis. No dividends have been declared as of December 31, 2003.

Conversion

Each share of Series AA, A-1, B-l, C-1, D-1, E-1 and F-1 is convertible at the option of the holder into shares of common stock based on a formula which currently results in a one-for-one exchange ratio of common stock for the preferred stock. This formula is subject to adjustment, as defined, in the event of stock splits or combinations. Such conversion is automatic upon the effective date of a public offering of common stock for which the aggregate proceeds equal at least $25,000,000.

Liquidation

In the event of liquidation, dissolution or winding up of the Company, including a change in control of the Company as defined in the Amended and Restated Articles of Incorporation, holders of Series AA are entitled to a per-share distribution in preference to holders of Series A-1, B-l, C-1, D-1, E-1 and F-I and holders of common stock. This per share distribution is equal to 300% of the original issue price of $0.2896595 per share plus all declared but unpaid dividends thereon. In the event that funds are insufficient to make a complete distribution to the holders of Series AA, then all of the available funds shall be distributed among the holders of Series AA in proportion to the amount of Series AA stock held by each holder. In the event that funds are sufficient to make a complete distribution to the holders of Series AA, the holders of Series A-1, B-1, C-1, D-1, E-1 and F-1 are then entitled to a per-share distribution in preference to holders of common stock. This per-share distribution is equal to the original issue price of $0.35, $0.41, $0.90, $1.64, $2.00 and $3.38 per share respectively, plus any declared but unpaid dividends. In the event that funds are insufficient to make a complete distribution to the holders of Series A-1, B-1, C-1, D-1, E-1 and F-l, as described above, distribution shall be with equal priority and prorated among the holders of Series A-1, B-1, C-1, D-l, E-1 and F-1. In the event that funds are sufficient to make a complete distribution to holders of Series A-1, B-1, C-1, D-1, E-1 and F-1, the remaining assets will be distributed to the holders of Series AA, A-1, B-1, C-1, D-l, E-1 and F-1, and common stock based on the number of shares of common stock held by each, assuming conversion of Series AA, A-1, B-1, C-1, D-1, E-1 and F-1 into common stock.

Voting

The holders of Series AA, A-1, B-1, C-1, D-1, E-1 and F-1 have one vote for each share of common stock into which such convertible preferred stock may be converted. The holders of Series AA, voting as a separate series, are entitled to elect four directors of the Company. The holders of common stock, voting as a separate class, are entitled to elect one director of the Company. The holders of common stock and preferred stock, voting together as a single class are entitled to elect all other directors of the Company.

Vertical Networks Incorporated

Notes to Consolidated Financial Statements

9.	Common Stock

Repurchase Rights

In February 1997, a total of 6,533,125 shares of common stock were issued to the Company’s two founders (the “Founders Shares”). At December 31, 2000, all of the Founders Shares issued were fully vested. The Company has the first right of refusal to match any purchase offer with respect to the sale of such Founders Shares.

All common stock option holders have the right to exercise unvested options, subject to a repurchase right held by the Company, At December 31, 2003 and 2002, 9,445 and 46,954, respectively, of the shares issued on the exercise of options were subject to a right of repurchase by the Company at the original purchase price in the event of the employee termination.

Reserved Shares

At December 31, 2003, the Company had reserved 115,700,000 shares, 383,739 shares and 20,200,000 shares of common stock for future issuance upon conversion of convertible preferred stock, exercise of warrants outstanding and exercise of options under the 1997 Stock Option Plan, respectively.

10.	Stock Option Plan

In January 1997, the Company adopted the 1997 Stock Option Plan (the “Plan”). The Plan provides for the granting of stock options to employees and consultants of the Company. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options (“ISO”) may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options (“NSO”) may be granted to Company employees and consultants. The Company has reserved 20,200,000 shares of common stock for issuance under the Plan.

Options under the Plan may be granted for periods of up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and (ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant, respectively. Options are exercisable immediately subject to repurchase options held by the Company which lapse generally over a period of four years at such times and under such conditions as determined by the Board of Directors. To date, options granted generally vest over four years.

In September 2001, the Company amended the terms of the Plan whereby repurchased stock would be included in the Plan’s option pool.

Vertical Networks Incorporated

Notes to Consolidated Financial Statements

In April 2003, the Company announced an option exchange program to allow full-time employees to exchange their outstanding options for an equal number of new options on or after November 17, 2003 at the then fair market value determined by the Board of Directors. As a result of the program, options to purchase 8,892,123 shares were cancelled and reissued six months later. The Company accounted for this cancellation and reissuance in accordance with the guidance in FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25.

The following summarized stock option activity under the Plan:

	Options Available for Grant	Options Outstanding	Weighted Average Exercise Price Per Share
Balance at December 31, 2001	1,303,609	6,312,385	$0.50
Authorized	5,200,000	—
Granted	(6,477,496)	6,477,496	0.75
Exercised	—	(82,735)	0.50
Canceled	953,118	(953,118)	0.66
Options added from repurchased stock	96,425	—	0.45

Balance at December 31, 2002	1,075,656	11,754,028	0.62
Authorized	1,500,000	—
Granted	(9,528,623)	9,528,623	0.03
Canceled	9,572,154	(9,572,154)	0.69
Options added from repurchased stock	4,370	—	0.66

Balance at December 31, 2003	2,623,557	11,710,497	0.09

The weighted average fair value of options granted during the years ended December 31, 2003 and 2002 and 2001, was approximately $0.07 and $0.15 and $0.12, respectively.

Vertical Networks Incorporated

Notes to Consolidated Financial Statements

The following table summarized the information about stock options outstanding and exercisable and options subject to repurchase upon exercise as of December 31, 2003:

	Options Outstanding and Exercisable at December 31, 2003			Options Subject to Repurchase Upon Exercise at December 31, 2003
Range of Exercise Prices	Number Outstanding	Average Remaining Contractual Life (Years)	Weighted Average Excercise Price	Number Outstanding	Weighted Average Exercise Price
$ 0.03-0.09	10,706,293	7.46	$0.04	4,623,914	$0.03
$0.20-0.30	105,000	4.65	0.21		0.00
$0.35-0.45	166,270	5.57	0.42	321	0.45
$ 0.65-0.75	732,934	5.25	0.72	159,212	0.74

	11,710,497	7.27	0.09	4,783,447	0.09

At December 31, 2002, options to purchase 11,754,028 shares of the Company’s Common Stock were exercisable at a weighted average exercise price of $0.75 per share and options to purchase 6,791,754 shares of the Company’s common stock upon exercise were subject to the Company’s right of repurchase at a weighted average exercise price of approximately $0.74 per share.

11.	Nonemployee Stock Options

During 1999, the Company granted options to various consultants to purchase 40,000 shares of common stock at exercise prices varying between $0.03 and $0.45 per share. These options vest over periods ranging from three to eight years. The Company determined that the fair value of the options through December 31, 2003 was not material to the financial statements. However, the Company is required to measure the fair value of the options at each reporting date until the options vest. The resulting compensation expense will be recognized over the period the services are provided.

During 2000, the Company granted options to various consultants to purchase 140,000 shares of common stock at an exercise price of $0.65 per share. These options vest over four years. The Company determined that the fair value of the options through December 31, 2003 was not material to the financial statements. However, the Company is required to measure the fair value of the options at each reporting date until the options vest. The resulting compensation expense will be recognized over the period the services are provided.

During 2001, the Company granted options to various nonemployees to purchase 215,000 shares of common stock at an exercise price of $0.75 per share. The vesting of these options range from immediate vesting to four years. The fair value of nonemployee options has been estimated using the Black-Scholes pricing model as these options become vested., using a weighted average risk free rate of 2.96% to 4.28% per annum, an expected dividend yield of 0%, a volatility of 70% and a contractual term of ten years. During the years ended December 31, 2003, 2002 and 2001, the Company recorded approximately $34,000, $37,000 and $26,000, respectively, of additional operating expense in relation to these options.

Vertical Networks Incorporated

    Notes to Consolidated Financial Statements

During 2001, the Company granted options to one customer to purchase 150,000 shares of common stock at an exercise price of $0.75 per share. These options vest over four years. The fair value of these options was determined using the Black-Scholes pricing model and the following assumptions: volatility of 70%, risk-free interest rate of 14.52%, an expected dividend yield of 0% and a contractual term of ten years. The Company recorded approximately $21,000, $21,000 and $13,000 during the years ended December 31, 2003, 2002 and 2001, respectively, as a reduction of revenue related to these options.

During 2002, the Company granted options to various nonemployees to purchase 90,000 shares of common stock at an exercise price of $0.75 per share. The vesting of the options range from immediate vesting to one year. The fair value of nonemployee options issued in 2002 has been estimated to be approximately $52,000, using the Black-Scholes pricing model and the following assumptions: weighted average risk-free rate of 2.85% to 4.41% per annum, an expected dividend yield of 0%, a volatility of 70% and a contractual term of ten years. However, for the unvested options the Company is required to measure the fair value of the option at each reporting date until the options vest. During the year ended December 31, 2003 and 2002, the Company recorded approximately $9,000 and $43,000, respectively, of additional operating expense in relation to these options.

During 2003, the Company granted options to various nonemployees to purchase 515,000 shares of common stock at an exercise price of $0.03 per share. The vesting of the options range from immediate vesting to four years. The fair value of nonemployee options issued and vested in 2003 has been estimated to be approximately $20,000, using the fair value by the external values. However, for the unvested options the Company is required to measure the fair value of the option at each reporting date until the options vest.

12.	401(k) Savings Plan

In 1997, the Company established a defined contribution savings plan under section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Company contributions to the plan may be made at the discretion of the Board of Directors. To date, there were no contributions made to plan by the Company.

13.	Subsequent Events

In February and January 2004, respectively, the Company’s chief executive officer and vice president of sales were terminated. Subsequently, in March 2004, approximately 13 other personnel, representing 13% of the Company’s then workforce and including two other vice presidents were terminated. The Company paid approximately $678,000 in severance compensation to the terminated employees.

In April 2004, the Company received an unsolicited cash offer from Artisoft, Inc. to purchase substantially all of the Company’s assets (except for the Company’s patent portfolio which would be retained by the Company). The board of directors of the Company recommended acceptance of the offer, which, at the time hereof, is still under negotiation.

Vertical Networks Incorporated

Notes to Consolidated Financial Statements

In June 2004, the Company arranged a bridge facility of $2 million from its major shareholders. The terms of this facility, which had not been drawn, include an annual interest rate of 6% and provide for 25% Series AA preferred stock warrant coverage on drawn amounts.

There were no borrowings against the bridge facility and expired upon acquisition.

Vertical Networks

Incorporated

Unaudited Interim Consolidated

Financial Statements

Vertical Networks Incorporated

Unaudited Consolidated Balance Sheet

June 30, 2004
Assets
Current assets
Cash and cash equivalents	$1,397,000
Accounts receivable, net	4,437,000
Inventory	1,227,000
Prepaid expenses and other current assets	2,253,000
Notes receivable from officers	661,000

Total current assets	9,975,000

Property and equipment, net	410,000
Other assets	262,000

Total assets	$10,647,000

Liabilities, Redeemable Convertible Preferred Stock and Shareholders’
Deficit
Current liabilities
Borrowings	$1,144,000
Accounts payable	4,078,000
Accrued expenses and other current liabilities	2,579,000
Deferred revenue, current	3,590,000

Total current liabilities	11,391,000
Deferred revenue, noncurrent	4,753,000

Total Liabilities	16,144,000
Commitments and contingencies (Note 6)
Redeemable convertible preferred stock, no par value; 36,505,021 shares authorized; 35,766,633 shares issued and outstanding at June 30, 2004 (Aggregate liquidation value of $42,000,000)	25,053,000
Shareholders’ deficit
Common stock, no par value; 115,700,000 shares authorized.; 54,143,142 shares issued and outstanding at June 30, 2004	97,863,000
Deferred stock based compensation	(65,000)
Convertible preferred stock warrants	350,000
Accumulated deficit	(128,698,000)

Total shareholders’ deficit	(30,550,000)

Total liabilities, redeemable convertible preferred stock and shareholders’ deficit	$10,647,000

The accompanying notes are an integral part of these consolidated financial statements.

Vertical Networks incorporated

Unaudited Consolidated Statements of Operations

	Six Months Ended June 30,
	2004	2003
Revenue	$11,576,000	$9,249,000
Cost of revenue	6,542,000	5,398,000

Gross profit	5,034,000	3,851,000

Operating expenses
Research and development	3,202,000	3,277,000
Sales and marketing	2,813,000	3,082,000
General and administrative	1,670,000	1,697,000

Total operating expenses	7,685,000	8,056,000

Loss from operations	(2,651,000)	(4,205,000)

Interest expense	(57,000)	(43,000)
Interest income	18,000	18,000
Other income, net	10,000	2,000

Total other income (expense)	(29,000)	(23,000)

Net loss	$(2,680,000)	$(4,228,000)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Vertical Networks incorporated

Consolidated Statements of Cash Flows

	For the six months ended June 30,
	2004	2003
Cash flows from operating activities
Net loss
Adjustments to reconcile net loss to net cash provided by (used) in operating activities	$(2,679,000)	$(4,228,000)
Depreciation and amortization	147,000	278,000
Allowance for doubtful accounts	556,000	294,000
Interest on Notes receivable	15,000	—
Changes in assets and liabilities
Accounts receivable	(313,000)	9,540,000
Inventory	(263,000)	(223,000)
Prepaid expenses and other current assets	(1,290,000)	3,223,000
Other assets	(39,000)	(42,000)
Accounts payable	2,419,000	(4,735,000)
Accrued expenses and other liabilities	1,210,000	(1,054,000)
Deferred revenue	548,000	(4,544,000)

Net cash provided by (used) in operating activities	311,000	(1,491,000)

Cash flows from investing activities
Purchase of property and equipment	(27,000)	(88,000)

Net cash (used) in investing activities	(27,000)	(88,000)

Cash flow from financing activities
Proceeds from issuance of convertible preferred stock, net issuance costs	—	4,900,000
Principal payments on borrowings	(36,000)	(4,999,000)

Net cash used in financing activities	(36,000)	(99,000)

Net increase (decrease) in cash and cash equivalents	248,000	(1,678,000)
Cash and cash equivalents at beginning of period	1,149,000	2,565,000

Cash and cash equivalents at end of period	$1,397,000	$887,000

Vertical Networks Incorporated

Notes to Unaudited Consolidated Financial Statements

1.	The Company and Summary of Significant Accounting Policies

The Company

Vertical Networks Incorporated (the “Company”) was incorporated in California in 1996 and is a provider of integrated voice and data systems. The Company believes it has developed a comprehensive solution to simplify the communications network of remote branch offices of large enterprises as well as for small businesses.

Principles of Consolidation

In September 1999, the Company opened a wholly owned sales subsidiary incorporated in Germany to provide marketing, distribution and support of products and services in Europe. This subsidiary is currently not trading. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents, accounts receivable, other receivables, notes receivable from officers, borrowings, accounts payable, and capital lease obligations approximates their fair values due to either the short-term maturity or the prevailing interest rates of the related instruments. The Company does not hold or issue financial instruments for trading purposes.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity, or a remaining maturity at the time of purchase, of three months or less to be cash equivalents. At June 30, 2004 cash equivalents include $68,000 of money market fund.

Vertical Networks Incorporated

Notes to Unaudited Consolidated Financial Statements

Revenue Recognition

Revenue from product sales is recognized when persuasive evidence of an arrangement exists, the fee is fixed or determinable, collectibility is reasonably assured and, if applicable, customer acceptance has occurred, which is generally 30 days from shipment. Revenue from the sale of products where the Company is required to perform installation services is recognized upon completion of the installation. The Company provides for estimated costs that may be incurred for products’ warranties and returns and allowances, based on the Company’s historical experience, at the time revenue is recognized. Software subscriptions and maintenance revenues are recognized over the term of the related agreement.

Deferred Revenue

Deferred revenue includes product sales that have been shipped for which revenue has not been recognized principally due to customers having rights of return, which generally extends for a period of 30 days from the shipment date. Deferred revenue also includes payments received in advance of products shipped or services performed.

Deferred Cost of Revenue

Deferred cost of revenue includes the inventory costs relating to inventory shipped to customers where the related revenue has been deferred and is included as a component of prepaid expenses and other current assets.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable which are not collateralized. The Company places its cash and cash equivalents with financial institutions that management believes are credit worthy. The Company’s trade accounts receivable are derived mainly from revenue earned from customers located in the United States and Canada. The Company performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral from its customers. At June 30, 2004, two customers accounted for 55% and 13% of total accounts receivable.

Inventory

Inventory is stated at the lower of cost or market value, cost being determined under the first in first out method. The Company generally purchases its inventories as a finished product from a subcontract manufacturer.

Property and Equipment

Property and equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, which range from three to five years. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful life of the related asset, typically three years. Purchased internal-use software consists primarily of amounts paid to third parties for software applications that support the Company’s computer equipment and network system. Depreciation is provided for purchased internal-use software on a straight-line basis over its useful life, generally three years. Upon disposal, the cost of the asset and related accumulated depreciation is removed from the accounts and any resulting gain or loss is included in the results of operations.

Vertical Networks Incorporated

Notes to Consolidated Financial Statements

2. Balance Sheet Components

June 30, 2004
Accounts receivable
Accounts receivable	$5,316,000
Less: Allowance for doubtful accounts	(879,000)

$4,437,000

Inventory
Raw materials	$3,000
Finished goods	1,224,000

$1,227,000

Prepaid expenses and other current assets
Prepaid expenses	$969,000
Deferred cost of revenues	1,284,000

$2,253,000

Property and equipment
Computer equipment and purchased software	$5,228,000
Office equipment, furniture and fixtures	687,000
Leasehold improvements	535,000

6,450,000
Less: Accumulated depreciation and amortization	(6,040,000)

410,000

Vertical Networks Incorporated

Notes to Consolidated Financial Statements

Accrued expenses and other current liabilities	June 30, 2004
Accrued compensation	$1,066,000
Accrued warranty	475,000
Other current liabilities	1,038,000

$2,579,000

Product Warranties

The Company enters into standard indemnification agreements in the ordinary course of business. Pursuant to these agreements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified party for losses suffered or incurred by the indemnified party, generally the Company’s business partners or customers, in connection with any U.S. patent, or any copyright or other intellectual property infringement claim by any third party with respect to the Company’s services. The term of these indemnification agreements is generally perpetual any time after execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of June 30, 2004.

The Company enters into arrangements with its business partners, whereby the business partner agrees to provide services as a subcontractor for the Company’s implementations. The Company may, at its discretion and in the ordinary course of business, subcontract the performance of anyofits services. Accordingly, the Company enters into standard indemnification agreements with its customers, whereby the Company indemnifies them for other acts, such as personal property damage, of its subcontractors. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has general and umbrella insurance policies that enable the Company to recover a portion of any amounts paid. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of June 30, 2004.

Vertical Networks Incorporated

Notes to Consolidated Financial Statement

3.	Income Taxes

No provision for federal or state taxes has been recorded for the period ended June 30, 2004 as the Company incurred net losses in those periods.

Due to uncertainty surrounding the realization, the Company has recorded a valuation allowance against its net deferred tax assets. At such time as it is determined that it is more likely than not that the deferred tax assets are realizable, the valuation allowance will be reduced.

The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. In the event the Company has had a change in ownership, utilization of the carryforwards could be restricted.

4.	Related Party Transactions

Notes Receivable from Officers

At June 30, 2004, the Company had full recourse notes receivable from officers of the Company totaling $661,000. The notes accrue interest at a rate of 5.4% per annum, are collateralized by all shares of the Company’s common stock held by the officers, and were due on March 31, 2004 or one month following termination. These notes were subsequently extended and are now due through March 2005.

Vertical Networks Incorporated

Notes to Consolidated Financial Statement’s

5.	Borrowings

Loan and Security Agreement

In September 2002, the Company entered into a financing agreement which provides for borrowings of up to $5,000,000. Under the terms of the agreement, the Company can sell certain accounts receivable balances to the financing company. Upon transfer, the Company is advanced 80% of the receivable transferred and the remaining 20% is received upon customer payment of the full receivable. The advance is collateralized by substantially all of the Company’s assets and the financing company has the right to charge back to the Company any accounts receivable balance sold to the financing company based on certain contingencies in the financing agreement, including the right to charge back balances which remain unpaid 90 days after the invoice date. As a result, the Company has considered the guidance of SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FAS 125 and does not believe that this agreement qualifies as a transfer of financial assets and has therefore recorded the transaction as a collateralized borrowing. At June 30, 2004, advances to the Company totaled $1,144,000.

.	In June 2004, the Company arranged a bridge facility of $2 million from its major shareholders. The terms of this facility, which had not been drawn, include an annual interest rate of 6% and provide for 25% Series AA preferred stock warrant coverage on drawn amounts.

6.	Commitments and Contingencies

Manufacturing Agreement

Under the terms of a manufacturing agreement, the Company is liable for the material and non-material costs incurred by the subcontract manufacturer in connection with purchase orders issued by the Company. As of June 30, 2004, the Company has purchase commitments for inventory of approximately $1.1 million. The agreement expires April 1, 2005, unless sooner terminated by mutual agreement and will automatically renew for successive one year periods absent notice of non-renewal by either party at least 60 days prior to the end of each term.

Leases

The Company leases office space and equipment under noncancelable operating leases with various expiration dates through 2005. Rent expense under operating leases was $ 247,000, and $ 261,000 for the six months ended June 30, 2004 and 2003, respectively.

Future minimum lease payments under noncancelable operating leases are as follows:

Operating Leases
For six months ending December 31, 2004	$308,000
During the year ending December 31, 2005	162,000

Total minimum lease payments	$470,000

Vertical Networks Incorporated

Notes to Consolidated Financial Statements

Legal Matters

The Company is engaged in certain legal disputes and proceedings relating to intellectual property and employee relation matters arising from the ordinary course of business. No estimate of the amount of any potential loss upon resolution of these matters can be made at this time and, consequently, the Company has not accrued for any losses. An unfavorable resolution of some or all of these matters could materially affect the Company’s financial position, results of operations and cash flows.

Vertical Networks Incorporated

Notes to Consolidated Financial Statements

7.	Convertible Preferred Stock

The following table summarizes convertible preferred stock at June 30, 2004:

	Shares Authorized	Shares Issued and Outstanding	Liquidation Value	Annual Dividend Per Share	Liquidation Value Per Share
Series AA	18,000,000	17,261,612	$15,000,000	$0.02	$0.87
Series A-1	682,205	682,205	239,000	0.02	0.35
Series B-1	6,860,544	6,860,544	2,882,000	0.03	0.42
Series C-1	2,771,498	2,771,498	2,494,000	0.07	0.90
Series D-1	1,360,607	1,360,607	2,231,000	0.13	1.64
Series E-1	2,849,317	2,849,317	5,699,000	0.16	2.00
Series F-1	3,980,850	3,980,850	13,455,000	0.27	3.38

	36,505,021	35,766,633	$42,000,000

Vertical Networks Incorporated

Notes to Consolidated Financial Statements

9.	Subsequent Events

On September 28, 2004, Artisoft completed the acquisition of substantially all of the assets of Vertical Networks, other than patents and patent rights, pursuant to the terms of an asset purchase agreement entered into on September 23, 2004.

The assets acquired include all of Vertical Networks’ intellectual property other than patents, patent applications and other patent rights, fixed assets, equipment, inventories, accounts receivable, rights under contracts and leases, cash and other current assets. Artisoft has also received a patent license for the use of all of Vertical Networks’ patents and patent applications other than Vertical Networks’ rights under specified patents that do not relate to the business purchased by Artisoft.

On September 28, 2004, Artisoft paid Vertical Networks $12.5 million in cash and placed an additional $1.0 million in escrow to secure Vertical Networks’ indemnification obligations to Artisoft.

Artisoft also assumed all liabilities of Vertical Networks other than the following specified types of liabilities: severance benefits, existing liabilities under employee benefit plans, workers compensation and other personal injury claims, transactional costs for the asset purchase, “excess parachute” and other specified taxes, specified litigation claims, directors and officers indemnification and liabilities relating to assets retained by Vertical Networks. The estimated amount of the liabilities assumed by Artisoft, excluding acquired deferred revenue, is approximately $5.9 million.

Artisoft is obligated to pay up to $5.5 million in cash to Vertical Networks under an earn-out provision in an amount equal to the first $5.5 million of non-refundable software license revenues received in cash by Artisoft from CVS Pharmacy, Inc. with respect to various types of Vertical Networks software to be used by CVS in connection with a rapid prescription refill project that it plans to roll out to its stores and other projects.

Artisoft, Inc.

Unaudited Pro Forma Combined Financial Information

On September 28, 2004, Artisoft completed the acquisition of substantially all of the assets of Vertical Networks, other than patents and patent rights, pursuant to the terms of an asset purchase agreement entered into on September 23, 2004.

The assets acquired include all of Vertical Networks’ intellectual property other than patents, patent applications and other patent rights, fixed assets, equipment, inventories, accounts receivable, rights under contracts and leases, cash and other current assets. Artisoft has also received a patent license for the use of all of Vertical Networks’ patents and patent applications other than Vertical Networks’ rights under specified patents that do not relate to the business purchased by Artisoft.

On September 28, 2004, Artisoft paid Vertical Networks $12.5 million in cash and placed an additional $1.0 million in escrow to secure Vertical Networks’ indemnification obligations to Artisoft.

Artisoft also assumed all liabilities of Vertical Networks other than the following specified types of liabilities: severance benefits, existing liabilities under employee benefit plans, workers compensation and other personal injury claims, transactional costs for the asset purchase, “excess parachute” and other specified taxes, specified litigation claims, directors and officers indemnification, and liabilities relating to assets retained by Vertical Networks. The estimated amount of the liabilities assumed by Artisoft as of Pro Forma Balance Sheet date June 30, 2004, excluding acquired deferred revenue, is approximately $7.8 million.

Artisoft is obligated to pay up to $5.5 million in cash to Vertical Networks under an earn-out provision in an amount equal to the first $5.5 million of non-refundable software license revenues received in cash by Artisoft from CVS Pharmacy, Inc. with respect to various types of Vertical Networks software to be used by CVS in connection with a rapid prescription refill project that it plans to roll out to its stores and other projects.

The following table represents the estimated allocation of the purchase price for our acquisition of Vertical Networks over the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition. Artisoft is still in the process of assembling the information necessary for it to finalize the allocation of the total purchase price and has obtained supporting third party valuations of any tangible and intangible assets, assumed liabilities and acquired deferred revenue. Thus, the allocation of the purchase price may change upon completion of this assessment process.

Estimated Values at September 28, 2004 (millions)
Cash	$0.3
Accounts Receivable net	$3.6
Inventory net	$1.0
Other Current Assets	$0.4
Property and Equipment	$0.4
Intangible assets	$4.3
Goodwill	$12.9

Total assets acquired	$22.9

Accounts Payable	$4.8
Accrued Expenses	$2.7
Other Current Liabilities	$0.3
Deferred Revenue	$2.6

Total liabilities assumed	$10.4

Net assets acquired	$12.5

The estimated values of current assets and liabilities were based upon their historical costs in the hands of the seller on the date of acquisition due to their short-term nature. Property and equipment was also estimated based upon its historical cost as there was no appreciated real estate and the historical costs of the office equipment, furniture and machinery most closely approximated fair value. This amount may be adjusted subsequently when we complete our assessment of the property and equipment that will be utilized in the combined operations and those that will be disposed. The estimated value of deferred revenue was based upon the guidance in EITF 01-03, Accounting in a Business Combination for Deferred Revenue of an Acquiree, and was calculated as the estimated cost for the Company to fulfill the contractual obligations acquired under various customer contracts plus a fair value profit margin. Additionally, of the total acquired deferred revenue, only approximately $0.8 million will result in future cash flows as the majority of these contracts were prepaid when consummated in the pre-acquisition period. The excess purchase price was allocated to goodwill based upon the following factors: the value acquired in the form of additional scale and economies of scale resulting from the size of the combined entity, and the value of the assembled workforce, especially the engineering and sales talent personnel who have continued as part of the acquired operation. The benefits of added scale and the economics resulting therefrom was a primary reason for the acquisition, along with the talents of the acquired personnel and the ability to leverage existing, owned technology over the acquired products.

The $1 million has been excluded from the purchase price in the table above and will be recorded if and when it is released from escrow. The $1 million is currently recorded as restricted cash. Additionally, a payment of another $5.5 million may be required in the event of future revenues related to software product sales to one customer are realized. This amount has also been excluded from the purchase price in the table above and will be recorded if and when the contingency is resolved.

The following are the identifiable intangible assets acquired and the respective periods over which the assets will be amortized on a straight-line basis:

	AMOUNT	LIFE
	(IN THOUSANDS)	(IN YEARS)
Existing technology	$800	5
Customer relationships	3,500	5

	$4,300

The amount assigned to identifiable intangible assets acquired was based on their respective fair values determined as of the acquisition date, by an outside value analyst, using a discounted cash flow analysis and reverse royalty methodology. The excess of the purchase price over the tangible and identifiable intangible assets was recorded as goodwill and amounted to approximately $12.9 million. In accordance with current accounting standards, the goodwill is not being amortized and will be tested for impairment annually in the fourth quarter of our fiscal year, as required by SFAS No. 142.

The unaudited pro forma combined financial information of Vertical Networks is based on estimates and assumptions, which have been made solely for purposes of developing such pro forma information.

The pro forma data is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if each transaction had been consummated as of July 1, 2003 nor is the data necessarily indicative of future operating results. The unaudited pro forma combined financial data and related notes thereto should be read in conjunction with Artisoft’s Management’s Discussion and Analysis of Financial Condition and Results of Operations as previously filed on Artisoft’s Form 10-Q for the quarterly period ended September 30, 2004 and December 31, 2004 and the historical consolidated financial statements of Vertical Networks included in this Form 8-K/A.

Artisoft, Inc.

UNAUDITED PRO FORMA COMBINED BALANCE SHEETS

(in thousands)

	(A) Artisoft June 30, 2004	(B) Vertical June 30, 2004	Pro-Forma Adjustments		Pro-Forma June 30, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$2,747	$1,397	$26,241	(2)	$16,785
			(12,500	) (2)
			(1,100	) (1)
			(1,000	) (2)	(1,000)
Accounts receivable, net	1,334	4,437	(800	) (1)	4,971
Inventories	15	1,227	(211	) (1)	1,031
Prepaid expenses and other current assets	340	2,253	(1,853	) (1)	740
Notes receivable from officers	—	661	(661	) (1)	—
Restricted cash			1,000	(2)	1,000

Total current assets	4,436	9,975	9,116		23,527

Intangible assets	—	—	4,300	(1)	4,300
Goodwill			12,900	(1)	12,900
Property and equipment, net	283	410	—		693
Other assets	379	262	(262	) (1)	379

Total Assets	$5,098	$10,647	$26,054		$41,799

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$486	$5,222	$(400)		$5,308
Accrued liabilities	1,252	2,579	500		4,331
Deferred revenue	2,808	8,343	(5,783	) (1)	5,368

Total liabilities	$4,546	$16,144	$(5,683)		$15,007

Commitments and contingencies	—

Shareholders’ equity:
Preferred stock	5,330	29,810	(29,810	) (1)	—
			(5,330	) (1)
Common Stock	61	93,116	(93,116	) (1)	302
	—		241	(1)	—
Additional paid-in capital	109,649	—	31,329	(1)	140,978
Treasury stock	(69,680)				(69,680)
Deferred Toshiba equity cost	(928)				(928)
Deferred compensation		(65)	65	(1)	—
					—
Warrants		350	(350	) (1)	—
					—
Accumulated deficit	(43,880)	(128,708)	128,708	(1)	(43,880)

Net shareholders’ equity	552	(5,497)	31,737		26,792

	$5,098	$10,647	$26,054		$41,799

	$—	$—	$—		$—
(A)	As reported in Artisoft’s annual financial statements for the fiscal year ended June 30, 2004 as filed on Form 10-K with the SEC.
(B)	Derived from Vertical Networks’ unaudited financial information for the six months ended June 30, 2004 included in this Form 8-K/A.

Artisoft, Inc

Un-audited ProForma Combined Statement of Operations

Year Ended June 30th, 2004

(in thousands)

	(A)	(B)
	Artisoft Inc. June 30, 2004	Vertical Networks June 30, 2004	Pro-Forma Adjustments		Pro-Forma as Adjusted
Revenue	8991	28,674	(15,091	)(3)	22,574
Cost of Revenue	264	15,018	(7,791	)(3)	7,491

Gross Profit	8,727	13,656	(7,300)		15,083

Operating Expenses
Research and Development	3204	6,163	—		9,367
Sales and Marketing	5863	5,798	—		11,661
General and Administrative	2832	3,640	—		6,472
Intangible Assets—Amortization/Depreciation	—	—	860	(4)	860

Total Operating Expenses	11,899	15,601	860		28,360

Loss from Operations	(3,172)	(1,945)	(8,160)		(13,277)

Other income/(expense)
Interest Income	18	46			64
Other Income/(expense), net		(128)	—		(128)

Total other income/(expense)	18	(82)	—		(64)

Net Loss	(3,154)	(2,027)	(8,160)		(13,341)

Income tax	—	—	(344	)(4)	(344)

Net Loss after income tax	(3,154)	(2,027)	(8,504)		(13,685)
Series C Preferred Dividend	(2,009)		—		(2,009)
Series B Preferred Dividend	(1,088)		—		(1,088)

Loss applicable to Common Stock	(6,251)	(2,027)	(8,504)		(16,782)

Weighted Shares outstanding	3,621		28,133		31,754
Loss per Share applicable to Common Stock	(1.73)		(0.30)		(0.53)

(A)	As reported in Artisoft's annual financial statements for the fiscal year ended June 30, 2004 as filed on Form 10-K with the SEC.

(B)	Vertical Networks is a Calendar Year End company. The results of operation for the twelve months ended June 30, 2004 were derived by combining the results of operations unaudited for the six months ended June 30, 2004 and the results of operation for the year ended December 31, 2003, and removing the results of operation for six months ended June 30, 2003.

Artisoft, Inc.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(1) The pro forma adjustments reconcile the historical balance sheet of Vertical Networks to the allocated purchase price table presented above and include the adjustment of $5.783 million to reduce deferred revenue to the fair value associated with performance obligations assumed by Artisoft, Inc under Emerging Issues Task Force Issue No. 01-03 “Accounting in a Business Combination for Deferred Revenue of an Acquiree”. The pro forma balance sheet adjustments also includes an adjustment of $661,000 to reduce notes receivable that were not assumed as part of the acquisition. The pro forma balance sheet also includes the elimination of the Vertical Networks shareholder equity.

(2) The pro forma information includes the sale of 24,159,468 shares of Artisoft common stock at a price of $1.1386 in a private placement, for a total agreed upon proceeds of $26.229 million net of transaction costs. In connection with or prior to the financing, the holders of all shares of Artisoft’s outstanding preferred stock converted those shares into common stock, 3,973,000. The pro forma adjustments also include the cash payment of $12.5 million for the acquisition as well as the $1 million allocation of restricted cash.

(3) To adjust Vertical’s historical reported revenues from the sale of telephone systems (“systems”) to the amount that would have been reported under Artisoft’s revenue recognition policy. In 2002 and 2003, Vertical entered into multiple element arrangements consisting of an extended warranty arrangement, software license agreements with rights for updates and upgrades on a when and if available basis and an agreement to specify pricing of uncommitted future telephone systems. Under Vertical’s policy, the extended warranty and software license arrangements were recognized over the term of the arrangements. The telephone system pricing agreement was assessed for significant and incremental discounts and future telephone systems were recognized upon shipment if all other revenue recognition criteria of SAB 104 had been met. However, under Artisoft’s revenue recognition policy, the software license agreement for the telephone systems’ core software that provides when and if available updates and upgrades (“extended software support arrangement”) and the telephone system sales are considered multiple element arrangements. The extended software support agreement would apply to all previous and future system sales. As Vertical had not historically sold extended software support separately to other customers or on a renewal basis, sufficient vendor-specific objective evidence of fair value does not exist to allocate the arrangement fee to the systems and the extended software support arrangement. Accordingly, the fee for previous and future system sales considered to be part of a multiple element arrangement, or combined unit of accounting, with the extended software support arrangement is recognized ratably over the term of the extended software support arrangement along with the extended support fee.

The pro forma adjustment reduces revenues by $15.667 million, to the amount that would have been recognized under Artisoft’s policy in order to provide a better indication of what the results of operations would have been had the transaction occurred at the beginning of the period presented. The pro forma information includes the adjustment to reduce cost of revenues by $7.791 million to the amount that would have been recognized under Artisoft’s revenue recognition policy, stated above.

(4) To record one year of amortization expense, for the acquired intangible assets, of $860,000.

The pro forma adjustments also include the tax effect of $344,000 for the amortization of goodwill.